EXHIBIT 3.4

AMENDMENT NO. 2 TO
FOURTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
WESTMORELAND RESOURCE PARTNERS, LP
This Amendment No. 2 (this “Amendment”) to the Fourth Amended and Restated Agreement of Limited Partnership of Westmoreland Resource Partners, LP (the “Partnership”), dated as of December 31, 2014, as amended on August 1, 2015 (the “Partnership Agreement”), is hereby adopted effective as of October 28, 2016 by Westmoreland Resources GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership, pursuant to the authority granted to it in Section 5.6 and Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.
WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Interests and options, warrants, restricted units and appreciation rights relating to the Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners; and
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect in any material respect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests; and
WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement in connection with a change that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests or any options, rights, warrants, appreciation rights, tracking and phantom interests or other economic interests in the Partnership relating to Partnership Interests pursuant to Section 5.6 of the Partnership Agreement; and
WHEREAS, the board of directors of the General Partner has determined that the standards specified in Section 13.1(d)(i) and Section 13.1(g) are satisfied with respect to the amendments to be made by this Amendment; and
WHEREAS, Westmoreland Coal Company, a Delaware corporation (“Westmoreland”), entered into a certain Exchange Agreement with the Partnership, dated as of October 28, 2016 (the “2016 Exchange Agreement”), pursuant to which Westmoreland agreed to exchange all of the Common Units it owns in the Partnership for a new class of Partnership Interests designated as the “Series B Convertible Units,” having the terms and definition set forth herein; and

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WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to (i) specify the rights and obligations of the Series B Convertible Units and (ii) provide for such other matters as are provided herein.
NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
A. Amendment. The Partnership Agreement is hereby amended as follows:
1.Section 1.1 is hereby amended to add or restate, as applicable, the following definitions:
“2016 Exchange Agreement” means that certain Exchange Agreement entered into between Westmoreland and the Partnership, dated as of October 28, 2016.
“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to, or include, any Incentive Distribution Rights, any Series A Convertible Unit prior to the conversion of such Series A Convertible Unit into a Common Unit pursuant to the terms thereof, or any Series B Convertible Unit prior to the conversion of such Series B Convertible Unit into a Common Unit pursuant to the terms thereof.
“Exchange Closing Date” has the meaning assigned to such term in the 2016 Exchange Agreement.
“Financing Agreement” means that certain Financing Agreement dated as of December 31, 2014 among the Partnership, certain subsidiaries of the Partnership from time to time party thereto, the lenders from time to time party thereto and U.S. Bank National Association, as administrative and collateral agent, as amended from time to time.
“Initial Unit Price” means (a) with respect to the Common Units, the Catalyst Price, or (b) with respect to the Series A Convertible Units (including each Series A PIK Unit), the Series A Issue Price, or (c) with respect to the Series B Convertible Units, the Series B Issue Price, or (d) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially issued by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.
“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Series A Convertible Units, Series B Convertible Units, Incentive Distribution Rights, Liquidation Units or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other

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approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right or Liquidation Units except as may be required by law or contemplated by Section 13.13.
“Noncompensatory Option” means a “noncompensatory option” within the meaning of Treasury Regulation Sections 1.721-2(f) and 1.761-3(b)(2) issued by the Partnership which, as of the date such option is issued by the Partnership, is not treated as a partnership interest pursuant to Treasury Regulation Section 1.761-3(a); provided, however, that, while the right of the Series A Convertible Units to be issued Series A PIK Units pursuant to Section 5.14(d) is not itself a “Noncompensatory Option,” the conversion features of the Series A Convertible Units and Series B Convertible Units are “Noncompensatory Options.”
“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, all Partnership Interests owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Units so owned shall be considered to be Outstanding for purposes of Section 14.3(e)(v) (such Units shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors of the General Partner. For the avoidance of doubt, the Board of Directors and the General Partner have approved the issuance of the Series A Convertible Units to Westmoreland pursuant to the 2015 Contribution Agreement and the issuance of the Series B Convertible Units to Westmoreland pursuant to the 2016 Exchange Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series A Convertible Units, Series A PIK Units, Series A Conversion Units, Series B Convertible Units and Series B Conversion Units issued to Westmoreland shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to Westmoreland with respect to its ownership (beneficially or of record) of the Series A Convertible Units, the Series A PIK Units, the Series A Conversion Units, the Series B Convertible Units and the Series B Conversion Units.
“PBTC Loan Agreement” means that certain Loan and Security Agreement dated as of October 23, 2015 among the Partnership, certain subsidiaries of the Partnership from time to

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time party thereto, the lenders from time to time party thereto and The PrivateBank and Trust Company, as administrative agent, as amended from time to time.
“Percentage Interest” means, as of any date of determination, (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units (including the General Partner with respect to Units), the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder (or, in the case of Series A Convertible Units, the number of Series A Conversion Units issuable upon conversion of such Series A Convertible Units held by such Unitholder or Assignee if such Series A Convertible Units were then converted in accordance with Section 5.14(c), or in the case of Series B Convertible Units, the number of Series B Conversion Units issuable upon conversion of such Series B Convertible Units held by such Unitholder or Assignee if such Series B Convertible Units were then converted in accordance with Section 5.15(b)), as the case may be, by (B) the total number of all Outstanding Units and General Partner Units and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero. The Percentage Interest with respect to a Liquidation Unit shall at all times be zero.
“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners, (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer, (c) the identity of the Record Holders of Series A Convertible Units entitled to convert such Units, or (d) the identity of the Record Holders of Series B Convertible Units entitled to convert such Units.
“Remaining Net Positive Adjustments” means, as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Series A Convertible Units or Series B Convertible Units the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units, Series A Convertible Units or Series B Convertible Units as of the end of such period over (b) the sum of those Unitholders’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.
“Restricted Distribution Amount” means the maximum amount of distributions to the Partners that can be made to the Partners under Section 13.5 of the PBTC Loan Agreement and

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Section 7.02 of the Financing Agreement without, in either case, providing any certification as to the satisfaction of any financial ratio.
“Series B Conversion Date” has the meaning assigned to such term in Section 5.15(b)(iv).
“Series B Optional Conversion Start Date” means the day after the Record Date for a cash distribution to the Partners where such cash distribution (together with the prior cash distributions) is less than or equal to the Restricted Distribution Amount and where a similar cash distribution for the next Quarter would cause the Partnership to exceed the Restricted Distribution Amount.
“Series B Conversion Notice” has the meaning assigned to such term in Section 5.15(b)(iii).
“Series B Conversion Notice Date” has the meaning assigned to such term in Section 5.15(b)(iii).
“Series B Conversion Unit” means a Common Unit issued upon conversion of a Series B Convertible Unit pursuant to Section 5.15(b).
“Series B Convertible Unit” means a Partnership Interest issued pursuant to Section 5.15 and representing a Limited Partner’s interest in the Partnership having the rights and obligations specified with respect to the Series B Convertible Units in this Agreement.
“Series B Issue Price” means the Capital Account of each Common Unit that is converted into a Series B Convertible Unit as of the Exchange Closing Date.
“Series B Unitholder” means a Record Holder of Series B Convertible Units.
“Share of Additional Book Basis Derivative Items” means, in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Series A Convertible Units or Series B Convertible Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the holders of Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the holders of the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.
“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units, Series A Convertible Units and Series B Convertible Units, but shall not include

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(i) General Partner Units (or the General Partner Interest represented thereby), (ii) Incentive Distribution Rights or (iii) Liquidation Units.
“Unit Majority” means at least a majority of the Outstanding Common Units, Series A Convertible Units and Series B Convertible Units, voting together as a single class.
2.Section 4.1 is hereby amended and restated as follows:
Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by physical certificates, provided, however, with respect to the issuance of any Series A Convertible Units, the Partnership shall issue such Certificates in accordance with Section 5.14(f) and, with respect to the issuance of any Series B Convertible Units, the Partnership shall issue such certificates in accordance with Section 5.15(f). Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Vice President and the Secretary, any Assistant Secretary, or other authorized officer or director of the General Partner. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. With respect to any Units outstanding prior to the effectiveness of this Agreement that are represented by physical certificates, the General Partner may determine that such Units will no longer be represented by physical certificates and may, upon written notice to the holders of such Units and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Units to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.
3.Section 4.8 is hereby amended to add a new Section 4.8(f) as follows:
(f) Any transfer of a Series B Conversion Unit shall be subject to the restrictions imposed by Section 6.11.
4.Section 5.5(a) is hereby amended and restated as follows:
(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to

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Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (other than Series A PIK Units) made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. For the avoidance of doubt, the Series A Convertible Units and the Series B Convertible Units will be treated as a partnership interest in the Partnership that are “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Series A Convertible Unit or a Series B Convertible Unit will be treated as a partner in the Partnership, other than with respect to the conversion features of the Series A Convertible Units and the Series B Convertible Units. The initial Capital Account balance in respect of each Series A Convertible Unit (including each Series A PIK Unit) shall be the Series A Issue Price. The initial Capital Account balance in respect of each Series B Convertible Unit shall be the Series B Issue Price.
5.Section 5.5(c) is hereby amended to add a new Section 5.5(c)(iv) as follows:
(iv) Immediately prior to the transfer of a Series B Conversion Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this Section 5.5(c)(iv) apply), the aggregate Capital Account maintained for such Person with respect to its Series B Conversion Units will (A) first, be allocated to the Series B Conversion Units to be transferred in an amount equal to the product of (x) the number of such Series B Conversion Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit that is not a Series B Conversion Unit, and (B) second, any remaining positive balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Series B Conversion Units; provided that, if following the transfer, the transferor Partner retains no Units in the Partnership, and (I) the remaining Capital Account balance would be positive, items of Partnership loss and deduction shall be specially allocated to such transferor Partner in an amount and manner sufficient to eliminate its Capital Account as quickly as possible and (II) and if the remaining balance would be negative, items of Partnership income and gain shall be specially allocated to such transferor Partner in an amount and manner sufficient to eliminate the deficit in its Capital Account as quickly as possible. If, following the transfer, the transferor Partner retains Units in the Partnership, the transferor’s Capital Account, if any, maintained with respect to the retained Units will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred Series B Conversion Units will have a balance equal to the amount allocated under clause (A) above.
6.Section 5.5(d) is hereby amended to add a new Section 5.5(d)(v) as follows:
(v) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s), immediately after the conversion of a Series B Convertible Unit into a Common Unit in accordance with Section 5.15(b), as applicable, the Capital Account of each Partner and the Carrying Value of each Partnership property shall be adjusted to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately after such conversion and (A) first, all Unrealized Gain (if the Capital Account of

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each such Series B Conversion Unit, as applicable, is less than the Per Unit Capital Amount for a then Outstanding Initial Common Unit) or Unrealized Loss (if the Capital Account of each such Series B Conversion Unit, as applicable, is greater than the Per Unit Capital Amount for a then Outstanding Initial Common Unit) had been allocated Pro Rata to each Partner holding Series B Conversion Units received upon such conversion until the Capital Account of each such Series B Conversion Unit, as applicable, is equal to the Per Unit Capital Amount for a then Outstanding Initial Common Unit; and (B) second, any remaining Unrealized Gain or Unrealized Loss had been allocated to the Partners at such time pursuant to Section 6.1(c) and Section 6.1(d). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets immediately after the conversion of a Series B Convertible Unit shall be determined by the General Partner using such reasonable method of valuation as it may adopt (taking into account Section 7701(g) of the Code); provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership in such manner as it determines in its discretion to be reasonable. If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth above in this Section 5.5(d)(v), the Capital Account of each Partner with respect to each Series B Conversion Unit, as applicable, received upon such conversion of the Series B Convertible Unit, as applicable, is less than the Per Unit Capital Amount for a then Outstanding Initial Common Unit, then Capital Account balances shall be reallocated between the Partners holding Common Units (other than Series B Conversion Units) and Partners holding Series B Conversion Units, as applicable, so as to cause the Capital Account of each Partner holding a Series B Conversion Unit, as applicable, to equal, on a per Unit basis with respect to each such Series B Conversion Unit, the Per Unit Capital Amount for a then Outstanding Initial Common Unit.
7.Section 5.9(a) is hereby amended and restated as follows:
(a) Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units (including the number of Common Units into which Series A Convertible Units or Series B Convertible Units may convert) are proportionately adjusted.
8.Section 5.9 is hereby amended to add a new Section 5.9(g) as follows:
(g) For the avoidance of doubt, upon any Pro Rata distribution of Partnership Interests to all Record Holders of Common Units or any subdivision or combination (or reclassification into a greater or smaller number) of Common Units, the Partnership will proportionately adjust the number of Series B Convertible Units as follows: (i) if the Partnership issues Partnership Interests as a distribution on its Common Units or subdivides the Common Units (or reclassifies them into a greater number of Common Units), then the Series B Convertible Units shall be

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subdivided into a number of Series B Convertible Units equal to the result of multiplying the number of Series B Convertible Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately prior to such distribution or subdivision plus the total number of Partnership Interests constituting such distribution or newly created by such subdivision, and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such distribution or subdivision, and (ii) if the Partnership combines the Common Units (or reclassifies them into a smaller number of Common Units), then the Series B Convertible Units shall be combined into a number of Series B Convertible Units equal to the result of multiplying the number of Series B Convertible Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately following such combination, and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such combination.
9.Section 5.14(e) is hereby amended and restated as follows:
The Series A Convertible Units will have such voting rights pursuant to the Agreement as such Series A Convertible Units would have if they were Common Units that were then outstanding and shall vote together with the Common Units and the Series B Convertible Units as a single class, except that the Series A Convertible Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Series A Convertible Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority of the Outstanding Series A Convertible Units shall be required to approve any matter for which the holders of the Series A Convertible Units are entitled to vote as a separate class. For the avoidance of doubt, each reference in this Agreement to the vote of, approval by, or notice to be given to, Unitholders holding Common Units shall be deemed to be a reference to the vote of, approval by, or notice to be given to, Unitholders of Common Units, Series A Convertible Units and Series B Convertible Units and each reference to the vote of, approval by, or notice to be given to, a majority of the Outstanding Common Units shall be deemed to be a reference to the vote of, approval by, or notice to be given to, a majority of the Common Units, Series A Convertible Units and Series B Convertible Units, each as Outstanding at such time.
10.Article V is hereby amended to add a new Section 5.15 as follows:
Section 5.15 Establishment of Series B Convertible Units.
(a) General. The Partnership hereby designates and creates a series of Units to be designated as “Series B Convertible Units” and consisting of a total of 4,512,500 Series B Convertible Units, having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.15.
(b) Conversion of Series B Convertible Units.
(i) At any time after the Series B Optional Conversion Start Date, the Series B Convertible Units owned by any Series B Convertible Unitholder shall be convertible, in

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whole or in part, upon the request of the Series B Convertible Unitholder into Common Units on a one-for-one basis.
(ii) Immediately before any event causing the dissolution or liquidation of the Partnership or a Change of Control, the Series B Convertible Units shall automatically convert into Common Units on a one-for-one basis.
(iii) To convert Series B Convertible Units into Common Units pursuant to Section 5.15(b)(i), the Series B Convertible Unitholder shall give written notice (a “Series B Conversion Notice”) to the Partnership in the form of Exhibit B attached hereto stating that such Series B Convertible Unitholder elects to so convert Series B Convertible Units and shall state therein with respect to Series B Convertible Units to be converted pursuant to Section 5.15(b)(i) the following: (a) the number of Series B Convertible Units to be converted, (b) the Certificate(s) evidencing the Series B Convertible Units to be converted and duly endorsed, (c) the name or names in which such Series B Convertible Unitholder wishes the Certificate or Certificates for Series B Conversion Units to be issued, and (d) such Series B Convertible Unitholder’s computation of the number of Series B Conversion Units to be received by such Series B Convertible Unitholder (or designated recipient(s)). The date any Series B Conversion Notice is received by the Partnership shall be hereinafter be referred to as a “Series B Conversion Notice Date.”
(iv) If a Series B Conversion Notice is delivered by a Series B Convertible Unitholder to the Partnership in accordance with Section 5.15(b)(iii), the Partnership shall issue the Series B Conversion Units no later than seven (7) days after a Series B Conversion Notice Date. The date of issuance of such Common Units pursuant to the preceding sentence or of the date of conversion specified in Section 5.15(b)(ii), in either case, shall be the “Series B Conversion Date.”
(v) Immediately upon any conversion of Series B Convertible Units, all rights of a holder of converted Series B Convertible Units as a holder of Series B Convertible Units shall cease with respect to such converted Series B Convertible Units, including any rights under this Agreement with respect to holders of Series B Convertible Units, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement. Upon the Series B Conversion Date, all Series B Convertible Units shall be deemed to be transferred to, and cancelled by, the Partnership in exchange for the Series B Conversion Units into which the Series B Convertible Units converted. On the Series B Conversion Date, the Partnership shall issue to such Series B Unitholder (or designated recipient(s)) a Certificate or Certificates for the number of Series B Conversion Units to which such holder shall be entitled. In lieu of delivering physical Certificates representing the Series B Conversion Units issuable upon conversion of Series B Preferred Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the Series B Unitholder, the Partnership shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Series B Conversion Units issuable upon

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conversion or distribution payment to such Series B Unitholder (or designated recipient(s)), by crediting the account of the Series B Unitholder (or designated recipient(s)) prime broker with the Depository through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Depository to accomplish this objective.
(vi) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon a conversion of the Series B Convertible Units. However, the holder shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Common Units being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the Common Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.
(vii)    (A) The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Series B Convertible Units into Common Units to the extent provided in, and in accordance with, this Section 5.15(b).
(B) All Common Units delivered upon conversion of the Series B Convertible Units shall be newly issued, duly authorized and validly issued, free from preemptive rights and free of any lien or adverse claim.
(C) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Series B Convertible Units and, if the Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Series B Convertible Units to the extent permitted or required by the rules of such exchange or market.
(D) Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Series B Convertible Units any rights as a creditor in respect of its right to conversion.
(c) Allocations. Except as otherwise provided in this Amendment, all items of Partnership income, gain, loss, deduction and credit, including Unrealized Gain or Unrealized Loss to be allocated to the Partners pursuant to Section 6.1, shall be allocated to the Series B Convertible Units to the same extent as such items would be so allocated if the Series B Convertible Units were Common Units then Outstanding.
(d) Distributions. The Series B Convertible Units shall not be entitled to receive distributions pursuant to Sections 6.3, 6.4 or 6.5.

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(e) Voting. The Series B Convertible Units will have such voting rights pursuant to the Agreement as such Series B Convertible Units would have if they were converted into Common Units as of the Record Date for any such vote and shall vote together with the Common Units and the Series A Convertible Units as a single class, except that the Series B Convertible Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Series B Convertible Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority of the Outstanding Series B Convertible Units shall be required to approve any matter for which the holders of the Series B Convertible Units are entitled to vote as a separate class. For the avoidance of doubt, each reference in this Agreement to the vote of, approval by, or notice to be given to, Unitholders holding Common Units shall be deemed to be a reference to the vote of, approval by, or notice to be given to, Unitholders of Common Units, Series A Convertible Units and Series B Convertible Units and each reference to the vote of, approval by, or notice to be given to, a majority of the Outstanding Common Units shall be deemed to be a reference to the vote of, approval by, or notice to be given to, a majority of the Common Units, Series A Convertible Units and Series B Convertible Units, each as Outstanding at such time.
(f) Certificates.
(i) The Series B Convertible Units shall be evidenced by Certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the Partnership will act as the registrar and transfer agent for the Series B Convertible Units. The Certificates evidencing Series B Convertible Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units.
(ii) The certificate(s) representing the Series B Convertible Units shall be imprinted with a legend in substantially the following form:
“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, DATED AS OF DECEMBER 31, 2014, AS AMENDED, A

EXHIBIT 3.4

COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”
11.Section 6.1(d)(iii)(A) is hereby amended and restated as follows:
(A)    If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders (except a Unitholder holding Series B Convertible Units with respect to any Record Date prior to the Series B Conversion Date) with respect to their Units (on a per Unit basis), then (1) there shall be allocated gross income and gain to each Unitholder receiving such greater cash or property distribution until the aggregate amount of such items allocated pursuant to this Section 6.1(d)(iii)(A) for the current taxable year and all previous taxable years is equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders (not including Unitholders holding Series B Convertible Units with respect to any Record Date prior to the Series B Conversion Date) receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income and gain in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.

12.Section 6.1(d)(x)(A) is hereby amended and restated as follows:
(A) With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.11, of Post-Initial Issuance Series A Convertible Units or of Series B Conversion Units, any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to all IDR Reset Common Units, Post-Initial Issuance Series A Convertible Units and Series B Conversion Units equaling the product of (i) the Aggregate Quantity of IDR Reset Common Units, the total Post-Initial Issuance Series A Convertible Units Outstanding and the total Series B Conversion Units Outstanding and (ii) the Per Unit Capital Amount for an Initial Common Unit.
13.Section 6.1(d)(x) is hereby amended to add a new Section 6.1(d)(x)(D) as follows:
(D) At the election of the General Partner, after application of Section 5.5(d)(v), with respect to any taxable period ending upon, or after, the conversion of any Series B Convertible Units into Common Units, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated to each Partner holding Series B Conversion Units in the proportion of the number of Series B Conversion Units held by such Partner to the total number of Series B Conversion Units then outstanding, until each such Partner has been

EXHIBIT 3.4

allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Series B Conversion Units to an amount that, after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period, will be equal to the product of (i) the number of Series B Conversion Units held by such Partner and (ii) the Per Unit Capital Amount for a Common Unit that is not a Series B Conversion Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Series B Conversion Units and the Capital Accounts underlying Common Units that are not Series B Conversion Units.
14.Section 6.3(a) is hereby amended and restated as follows:
(a) Within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner, provided, however, that Common Units and Series A Convertible Units issued in connection with the 2015 Contribution Agreement shall not be entitled to distributions and allocations with respect to any Quarter ending on or prior to the Closing Date, and Series B Convertible Units issued in connection with the 2016 Exchange Agreement (prior to conversion to Series B Conversion Units) shall not be entitled to distributions. All amounts of Available Cash distributed by the Partnership on any date following the Westmoreland Closing Date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash distributed by the Partnership to the Partners following the Westmoreland Closing Date pursuant to Section 6.4(b) equals the Operating Surplus from the Westmoreland Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Delaware Act or any other applicable law.
15.Section 6.10 is hereby amended to change all references to “Section 5.5(d)(iii)” to “Section 5.5(d)(iv).”
16.Article VI is hereby amended to add a new Section 6.11 as follows:
6.11    Special Provisions Relating to Series B Convertible Unitholders.
(a) Subject to transfer restrictions in Section 4.8 of this Agreement, a Unitholder holding a Series B Conversion Unit shall provide notice to the Partnership of any Transfer of a Series B Conversion Unit by the earlier of (i) thirty (30) days following such Transfer and (ii) the last Business Day of the calendar year during which such Transfer occurred, unless (x) the Transfer is to an Affiliate of such Unitholder or (y) by virtue of the application of Section 5.5(d)(v) and Section 6.1(d)(x), the Partnership has previously determined, based on the advice of counsel, that the Series B Conversion Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.11, the Partnership shall take whatever steps are required to provide

EXHIBIT 3.4

economic uniformity to the Series B Conversion Unit in preparation for a Transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances among the Partners in accordance with Section 5.5(d)(v) or Section 6.1(d)(x) and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series B Convertible Units or Series B Conversion Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).
(b) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series B Convertible Units (i) shall (A) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (B) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (ii) shall not (A) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.15 or (B) be entitled to any distributions other than as provided in Section 5.15, Article VI and Article XII.
B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain unchanged and unmodified and in full force and effect.
C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
D. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

EXHIBIT 3.4

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the effective date written above.
GENERAL PARTNER:
WESTMORELAND RESOURCES GP, LLC
By: /s/ Jennifer S. Grafton
Name: Jennifer S. Grafton
Title: Chief Legal Officer

EXHIBIT 3.4

EXHIBIT B
TO
AMENDMENT NO. 2 TO
FOURTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
WESTMORELAND RESOURCE PARTNERS, LP

NOTICE OF CONVERSION

This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of Series B Convertible Units of Westmoreland Resource Partners, LP, a Delaware limited partnership (the “Partnership”), pursuant to the terms and conditions of that certain Fourth Amended and Restated Agreement of Limited Partnership of the Partners, as amended (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Partnership Agreement.

Conversion: In accordance with and pursuant to such Partnership Agreement, the Holder hereby elects to convert the number of Series B Convertible Units indicated below into Common Units of the Partnership as of the date specified below.

Series B Convertible Units held Prior to Conversion:

Certificates evidencing Series B Convertible Units to be Converted (attached herewith, duly endorsed):

Series B Convertible Units Being Converted Hereby:

Common Units Due:

Series B Convertible Units held After Conversion:
Name(s) for Common Unit Certificate:
Address for Delivery of Certificate:

Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.
[SIGNATURE PAGE FOLLOWS]

Westmoreland Resource Partners LP: Notice of Conversion of Series B Convertible Units    Page 1

EXHIBIT 3.4

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion.
HOLDER:

[INSERT SIGNATURE BLOCK]

Westmoreland Resource Partners LP: Notice of Conversion of Series B Convertible Units    Page 2